Exhibit 10.6

MANAGEMENT CONSULTING AGREEMENT
MANAGEMENT CONSULTING AGREEMENT, dated March 28, 2019 (this “Agreement”), by and between ASPEN INSURANCE HOLDINGS LIMITED, a Bermuda exempted company (the “Company”), and APOLLO MANAGEMENT HOLDINGS, L.P., a Delaware limited partnership (the “Service Provider”).
RECITALS
WHEREAS, the Service Provider has expertise in the areas of finance, strategy, investment, acquisitions and other matters relating to the Company, its direct and indirect divisions and subsidiaries, and, where applicable, parent entities and controlled affiliates (collectively, the “Company Group”) and their businesses;
WHEREAS, the Company desires to avail itself of the Service Provider’s expertise and consequently has requested that the Service Provider make such expertise available from time to time to render certain management consulting and advisory services related to the business and affairs of the Company Group and the review and analysis of certain financial and other transactions; and
WHEREAS, the Service Provider and the Company agree that it is in their respective best interests to enter into this Agreement whereby, for the consideration specified herein, the Service Provider shall provide the services identified herein to the Company Group on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    Retention of the Service Provider.
The Company retains the Service Provider to provide the services hereunder, and the Service Provider accepts such retention, upon the terms and subject to the conditions set forth in this Agreement.
Section 2.    Term.
(a)    This Agreement shall commence on, and shall be effective from, the Commencement Date, and shall terminate upon the earliest to occur of (i) the Termination Date (as defined below), (ii) a Termination Event (as defined below) and (iii) the written agreement by each of the Service Provider and the Company to such effect.
(b)    “Termination Date” means the date that is the eight (8) year anniversary of the Commencement Date; provided, that, on each of the eight (8) year and nine (9) year anniversaries of the Commencement Date, the Termination Date shall be automatically extended by one successive twelve (12) month period absent contrary notice by either party given not less than thirty (30) days prior to such anniversary date. For the avoidance of doubt, in no event shall the Termination Date occur later than the ten (10) year anniversary of the Commencement Date.

(c)    “Termination Event” means the consummation of any transaction or series of transactions (including any merger, consolidation, disposition, recapitalization or issuance or sale of assets or equity interests, whether pursuant to one or more Underwritten Offerings (as defined below), private sales or otherwise), whether or not related, as a result of which New Holders (as defined below) become the beneficial owner, directly or indirectly, of more than ninety percent (90%) of the ordinary shares or other common equity and voting securities of the Company Group. “New Holders” means one or more Persons that are not Initial Holders; “Initial Holders” means (A) holders of equity interests of Highlands Holdings, Ltd. (“Parent Holdings”) as of the Commencement Date, (B) any Persons who acquire equity interests of Parent Holdings during the six (6) month period following the Commencement Date, (C) any directors, officers, employees and/or other members of management of Parent Holdings and/or its subsidiaries who acquire or receive equity interests of Parent Holdings at any time in their capacities as such and/or (D) any Affiliates (as defined below) of any of the foregoing Persons described in clauses (A) or (B) of this definition.
(d)    “Commencement Date” means February 15, 2019, which is the Closing Date, as defined in the Agreement and Plan of Merger, dated as of August 27, 2018 (the “Transaction Agreement”), by and among the Company, Highlands Holdings, Ltd. and Highlands Merger Sub, Ltd.
(e)    Notwithstanding the foregoing, the (i) obligations of the Company Group pursuant to Sections 3(d), 3(e), 3(f), 4(c), 4(d), 4(f) and 4(g) and (ii) provisions of Section 5 through Section 14 shall survive any termination of this Agreement.
Section 3.    Management Consulting Services.
(a)    The Service Provider shall advise the Company Group concerning such management matters that relate to proposed financial transactions, acquisitions and other senior management matters related to the business, administration and policies of the members of the Company Group (including the analysis of the return on investment of capital and other expenditures and deployment projects), in each case as the Company shall reasonably and specifically request by way of written notice to the Service Provider, which notice shall specify the services required of the Service Provider and shall include all background materials and information necessary for the Service Provider to complete such services. If requested by the Company to provide such services, the Service Provider shall devote such time to any such written request as the Service Provider shall deem, in its good faith discretion, necessary. Such consulting services, in the Service Provider’s good faith discretion, shall be rendered in person or by telephone or other communication. The Service Provider shall have no obligation to any member of the Company Group as to the manner and time of rendering its services hereunder, and no member of the Company Group shall have any right to dictate or direct the details of the services rendered hereunder.
(b)    The Company shall promptly provide any materials or information that the Service Provider may reasonably request in connection with the provision of services by the Service Provider pursuant to the terms and conditions of this Agreement or to comply with Securities and Exchange Commission or other legal or regulatory requirements (any such materials or information so furnished, the “Information”). The Company recognizes and confirms that the Service Provider (i) shall use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume any responsibility or liability whatsoever for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.
(c)    The Service Provider shall perform all services to be provided hereunder (i) in support of the members of management and boards of directors (or equivalent governing body) of the Company Group but (ii) as an independent contractor to the Company Group and not as an employee, agent, partner of, member of a joint venture with, equity holder or representative of any member of the Company Group. The Service Provider shall not have any authority to act for or to bind any member of the Company Group while acting in its capacity as an advisor to the Company Group under this Agreement without the Company’s prior written consent.
(d)    This Agreement shall in no way prohibit the Service Provider, its Affiliates, or any of its or its Affiliates’ current or former limited partners, general partners, directors, members, officers, managers, employees, agents, independent contractors, equity holders, affiliates, advisors or representatives (collectively, “Representatives”) from engaging in other activities or performing services for its or their own account or for the account of others, including for any Person that may be in direct or indirect competition with any business of any member of the Company Group, and the Company, on behalf of each member of the Company Group, disclaims to the fullest extent permitted by law any such prohibition thereon.
(e)    The Service Provider shall not have, by reason of this Agreement, a fiduciary relationship in respect of the Company Group, and nothing in this Agreement is intended to or shall be so construed as to impose upon the Service Provider, its Affiliates or any of the Service Provider’s or its Affiliates’ Representatives, any obligation, except as expressly set forth in this Agreement.
(f)    Any advice or opinions provided by the Service Provider may not be referred to publicly or disclosed to any third party (other than the Company’s or any of its affiliates’ legal, tax, financial or other advisors, each of which agrees to keep such advice or opinions confidential), except in accordance with the Service Provider’s prior written consent.
Section 4.    Compensation.
(a)    As consideration for the Service Provider’s agreement to provide the services set forth in Section 3(a), subject to Section 4(e) and to waiver or deferral as described in Section 4(g) below, the Company shall pay, or cause to be paid, to the Service Provider a nonrefundable annual management consulting fee equal to the greater of (i) one percent (1%) of the consolidated net income of the Company and its subsidiaries for the applicable fiscal year and
(ii) $5 million (the “Consulting Fee”). Such Consulting Fee shall be payable as follows: (x) $1.25 million shall be payable on the first business day following the end of each fiscal quarter of such fiscal year and (y) following the completion of the Company’s annual audit in respect of such fiscal year, the remaining unpaid amount of the Consulting Fee, if any (after taking into account the payments made in accordance with clause (x)), shall be payable on the first business day following the completion of such annual audit; provided, however, that the Consulting Fee applicable to the 2019 fiscal year shall be prorated to cover only the time period commencing on the Commencement Date and ending on December 31, 2019. The Consulting Fee will be payable to the Service Provider at the same time by wire transfer in same-day funds to the bank account or accounts designated by the Service Provider.
(b)    The parties acknowledge and agree that the Company Group’s maximization of value for its equity holders may also include consummating (or participating in the consummation of) one or more underwritten public offerings of any class of equity or debt securities of the Company or any other member of the Company Group or a direct or indirect parent company thereof pursuant to an effective registration statement (other than on Form S-8 or a successor thereto) under the Securities Act of 1933, as amended, or similar law in other jurisdictions (each such offering, an “Underwritten Offering”). The services provided to the Company Group by the Service Provider pursuant to this Agreement will help to facilitate the consummation of an Underwritten Offering, if any member of the Company Group decides to pursue such a transaction.
(c)    Upon presentation by the Service Provider to the Company of such documentation as may be reasonably requested by the Company, the Company shall reimburse (or cause to be reimbursed) the Service Provider for all reasonable out-of-pocket expenses, including legal fees and expenses, and other disbursements incurred by the Service Provider, its Affiliates and all of its and its Affiliates’ Representatives in the performance of the Service Provider’s obligations hereunder, whether incurred before, on or after the Commencement Date, including reasonable out-of-pocket expenses incurred in connection with (1) the Transaction Agreement and (2) any (a) Underwritten Offering or (b) transaction (including a merger, consolidation, recapitalization or sale of assets or equity interests) as a result of which any Person other than any Affiliate of the Service Provider becomes the beneficial owner, directly or indirectly, of more than 50% of the ordinary shares or other common equity and voting securities, or all or substantially all of the assets, of the Company Group. The parties acknowledge that such amounts shall be in addition to the fees payable to the Service Provider pursuant to Section 4(a) of this Agreement. Notwithstanding the foregoing, the Service Provider may instruct the Company to pay, or cause one or more of its subsidiaries to pay, directly to any third party any amount that would otherwise be required to be paid to the Service Provider pursuant to the first sentence of this Section 4(c).
(d)    Nothing in this Agreement shall prohibit the Service Provider, its Affiliates or any of its or its Affiliates’ Representatives from receiving any other fees from the Company or any other member of the Company Group pursuant to any other agreement or arrangement.
(e)    Any portion of the fees payable to the Service Provider under this Agreement that the Company is prohibited from paying or causing to be paid to the Service Provider under any debt facility or credit support arrangement (including any earn-out obligation) that the

Company or any of its subsidiaries may from time to time incur (collectively, the “Financing Agreements”) shall be deferred and shall be payable at the earliest time permitted under the Financing Agreements or upon the payment in full of all obligations under the Financing Agreements. The Company shall notify the Service Provider if the Company shall be unable to pay any fees pursuant to this Agreement on each date on which the Company would otherwise make a payment of fees under this Agreement to the Service Provider. Any portion of any fees not paid on the scheduled due date shall bear interest at an annual rate equal to the yield to maturity on such scheduled due date of the class of outstanding U.S. government bonds having a final maturity closest to the eight-year anniversary of the Commencement Date.
(f)    All amounts payable to the Service Provider hereunder shall be paid to the Service Provider in U.S. dollars by wire transfer in same-day funds to the bank account or accounts designated by the Service Provider.
(g)    The Service Provider may, at its sole discretion, waive or defer, in full or in part, payment of the Consulting Fee by providing written notice to such effect to the Company. The Company shall not claim a deduction on any tax return (i) for any such fee waived by the Service Provider and (ii) for any such fee deferred by the Service Provider until actually paid to the Service Provider, if at all.
Section 5.    Indemnification; Limitation on Damages
(a)    The Company shall indemnify and hold harmless the Service Provider, its Affiliates, and all of the Representatives of Service Provider and its Affiliates (other than the Company and its subsidiaries) (each such Person being an “Indemnified Party”) from and against any and all losses, awards, claims, demands, actions, causes of action, judgments, obligations, contracts, agreements, debts, costs, expenses, disbursements, damages and liabilities, whether known or unknown, contingent or otherwise, at common law, civil law and in equity, including in connection with seeking indemnification and, whether joint or several (the “Liabilities”), related to, arising out of or in connection with, the services rendered by the Service Provider, the engagement of the Service Provider pursuant to, and/or the performance by the Service Provider (or any other Person permitted hereunder) of the services contemplated by this Agreement, whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability and whether or not such action, claim, demand, suit, investigation or proceeding is initiated or brought by or on behalf of any member of the Company Group. The Company shall reimburse any Indemnified Party for all costs, fees, disbursements and expenses (including attorneys’ fees and expenses and fees and expenses of any investigator or consultant) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company shall not be liable under the foregoing indemnification provisions to the extent any Liability of an Indemnified Party is determined by a court of competent jurisdiction, in a final judgment from which no further appeal may be taken, to have resulted primarily from the willful misconduct of such Indemnified Party. The fees, expenses, costs and disbursements of an Indemnified Party (including attorneys’ fees and fees and expenses of any investigator or consultant) shall be paid by the Company as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is finally judicially determined that the Liabilities in question resulted primarily from the willful misconduct of such Indemnified Party.
(b)    The Company Group’s sole and exclusive remedy against the Service Provider and any other Indemnified Party for breach of this Agreement or otherwise arising from, in connection with or related to the performance of the services to be rendered hereunder, shall be to offset any fees otherwise payable to the Service Provider by the amount of any Liabilities arising out of or relating to this Agreement or the services to be rendered hereunder, it being understood that any recovery shall be limited to recovery of actual damages, and no special, consequential, indirect, or punitive damages shall be allowed. No Indemnified Party shall be liable to the Company Group (i) for any breach hereunder by another Indemnified Party or (ii) for any breach by it, unless, with respect to this clause (ii) only, such breach constitutes willful misconduct as determined in a final judgment of a court of competent jurisdiction from which no appeal can be made.
Section 6.    Notices.
All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed sufficient if personally delivered, sent by internationally-recognized overnight courier, by facsimile or email, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

if to the Service Provider, to:

Apollo Management Holdings, L.P.
9 West 57th Street
New York, New York 10019
Attention: William B. Kuesel
Facsimile: 646-607-0528

with a copy to (which shall not constitute notice)

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile: 312-853-7036
Email: pshwachman@sidley.com
Attention: Perry J. Shwachman
Email: scarney@sidley.com
Attention: Sean M. Carney
Email: asnyder@sidley.com

Attention: Adam M. Snyder

if to the Company, to:

Aspen Insurance Holdings Limited
141 Front Street
Hamilton, Bermuda HM19
Facsimile: 441-295-1829
Email: Mike.Cain@aspen.co
Attention: Michael Cain

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Facsimile: 312-853-7036
Email: pshwachman@sidley.com
Attention: Perry J. Shwachman
Email: scarney@sidley.com
Attention: Sean M. Carney
Email: asnyder@sidley.com
Attention: Adam M. Snyder
or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally-recognized overnight courier, on the next business day after the date when sent, (c) in the case of facsimile or email transmission, upon confirmation of receipt, and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.
Section 7.    Benefits of Agreement.
This Agreement shall bind and inure to the benefit of the Service Provider, the Company, the Indemnified Parties and any successors to or assigns of the Service Provider, the Company and the Indemnified Parties; provided, this Agreement may not be assigned by either party hereto without the prior written consent of the other party, which consent will not be unreasonably withheld in the case of any assignment by the Service Provider and; provided, further, that no consent of any party shall be required for any assignment by the Service Provider to an Affiliate of the Service Provider. Upon the Service Provider’s request, the Company shall cause the other members of the Company Group to become direct parties hereto.

Section 8.    Governing Law; Jurisdiction.
This Agreement shall be governed by, and construed, enforced and interpreted in accordance with, the laws of the State of New York, without giving effect to any law that would cause the laws of any jurisdiction other than the State of New York to be applied. Each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any state court sitting in New York City or any federal court sitting in the Southern District of New York for the purpose of any action arising out of or relating to this letter agreement brought by any party hereto, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined only in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this letter agreement or any of the transactions contemplated by this letter agreement in any other court and (v) irrevocably waives, in any such action, any claim of improper venue or any claim that such courts are an inconvenient forum.
Section 9.    Headings.
Section headings are used for convenience only and shall in no way affect the construction of this Agreement.
Section 10.    Entire Agreement; Amendments.
This Agreement contains the entire understanding of the parties hereto with respect to its subject matter and supersedes any and all prior or contemporaneous agreements or understandings, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged, modified or terminated except by a written agreement signed by each of the parties hereto.
Section 11.    Counterparts.
This Agreement may be executed in counterparts, including via facsimile transmission or PDF copies sent by e-mail, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same document.
Section 12.    Waivers.
Any party to this Agreement may, by written notice to the other party, waive any provision of this Agreement. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent obligation or breach.
Section 13.    Severability.
Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.
Section 14.    Definitions.
(a)    For purposes of this Agreement, the term “Affiliate,” with respect to the Service Provider, shall include, without limitation, Apollo Investment Fund IX, L.P., Apollo Overseas Partners IX, L.P., Apollo Overseas Partners (Delaware) IX, L.P., Apollo Overseas Partners (Delaware 892) IX, L.P., Apollo Overseas Partners (Lux) IX, SCSp, Apollo Advisors IX, L.P. and each of their respective affiliates (collectively, the “Funds”), the general partner of each of the Funds and each Person controlling, controlled by or under common control with any of the foregoing Persons. Furthermore, for purposes of this Agreement, the term “Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization or governmental authority (or any department, agency or political subdivision thereof). The words “include”, “includes” and “including” mean include, includes and including “without limitation”. Each and every decision, election, instruction or direction to be made or given by, or any act to be performed (or omitted) by, the Service Provider hereunder shall be made, given, taken or omitted by the Service Provider in its sole and non-reviewable discretion.
Section 15.    UK Carbon Reduction Commitment (“CRC”) Paying Agent Authorization
The Company acknowledges that the Service Provider, and certain companies in which investment funds Affiliated with the Service Provider have control (collectively with the Service Provider, the “CRC Group”), are subject to the U.K’s Carbon Reduction Commitment Energy Efficiency Scheme. If certain of the Company’s U.K. energy use falls within the scope of CRC, the Company will be required under U.K. law to purchase CRC Allowances for CRC Emissions (each as defined in the CRC Energy Efficiency Scheme Order 2013) associated with that energy use for each annual reporting year. In addition, the Company would be required to participate in CRC with the Service Provider’s CRC Group. In such case, the Company acknowledges and agrees that the Service Provider may from time to time, in its discretion, make payments to, or receive monies from, the UK Environment Agency pursuant to CRC on the Company’s behalf. Any such action shall be for the administrative convenience of the Company as a member of the CRC Group, and the Company hereby authorizes, ratifies and confirms the Service Provider’s ability to so act on the Company’s behalf as paying agent solely for the limited purpose set forth above. The Company shall indemnify the Service Provider in respect of any such actions on the Company’s behalf. The Service Provider shall provide the Company with reasonable supporting documentation for any payment made to the UK Environment Agency on the Company’s behalf.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.
ASPEN INSURANCE HOLDINGS LIMITED

By:	/s/ Mark Cloutier Name: Mark Cloutier Title: Group Chief Executive Officer and Chairman
[Signature Page to Management Consulting Agreement]

SERVICE PROVIDER:
APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

By:	/s/ William Kuesel Name: William Kuesel Title: Vice President
[Signature Page to Management Consulting Agreement]